EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

First Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION

ANNOUNCES CASH DIVIDEND AND

EXTENSION OF STOCK REPURCHASE PROGRAM,

LAREDO, TX, March 4, 2013 - International Bancshares Corporation (“IBC”) today, announced that on February 28, 2013, IBC’s Board of Directors approved the declaration of a 20 cents per share cash dividend for shareholders of record as of the close of business on April 1, 2013, payable on April 19, 2013.  “This cash dividend was made possible because of IBC’s continued strong performance during these challenging economic times,” said Dennis E. Nixon, Chairman and President of IBC.

It is the inclination of the Board to continue to declare semiannual cash dividends.  However, any declaration of future cash dividends will depend upon IBC’s financial position, strategic plans, and general business conditions at the time.

On the same day, IBC announced the extension of its stock repurchase program.  On each of April 9, 2009, March 9, 2010, March 10, 2011 and March 22, 2012, the Board authorized the repurchase of up to $40 million of common stock within the next twelve months.  On February 28, 2013, the Board again authorized the repurchase of up to $40 million of its common stock during the twelve month period commencing on April 9, 2013, which repurchase cap the Board is inclined to increase over time.  Since April 9, 2009 until the present, IBC has repurchased approximately $23.8 million of common stock, representing approximately 1,599,561 shares of common stock.  IBC currently has invested approximately $257.9 million in treasury shares, which amount has been accumulated since IBC’s inception.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company headquartered in Laredo, Texas, with 215 facilities and over 339 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.